Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 30th day of September, 2005, by and between FIRSTFED BANCORP, INC., a Delaware corporation (the "Company"), and FIRSTFED Merger Corporation, a Delaware corporation in organization ("MergerCorp").

                                    RECITALS

      WHEREAS, the Company is a corporation duly incorporated and existing under the laws of the state of Delaware, having authorized capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of which 2,439,350 shares are currently outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), of which no shares are issued and outstanding;

      WHEREAS, there are issued and outstanding options to acquire 305,719 shares of Common Stock granted under the Company's stock benefit plans (the "Options");

      WHEREAS, MergerCorp is a corporation duly incorporated and existing under the laws of the state of Delaware, formed for the sole purpose of facilitating the merger transaction described herein and having authorized capital stock consisting of 100 shares of common stock, par value $0.01 per share ("MergerCorp Stock"); and

      WHEREAS, the boards of directors of MergerCorp and the Company deem it advisable and to the benefit of MergerCorp and the Company and their respective stockholders that MergerCorp and the Company participate in a merger ("Merger") pursuant to which MergerCorp shall merge with and into the Company and the separate corporate existence of MergerCorp shall cease.

      NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

                                    ARTICLE I
                         THE MERGER AND RELATED MATTERS

      1.01. The Merger

            (a) Merger of MergerCorp and the Company. Subject to the terms of this Agreement, at the Effective Time (as such term is defined in Section 1.05 hereof), MergerCorp shall be merged with and into the Company pursuant to the provisions of subchapter IX of the Delaware General Corporation Law ("DGCL").


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            (b) Effects of the Merger. The Merger shall have the effects set forth in section 259 of the DGCL. Following the Merger, the Company shall continue in existence under the same legal name as it existed immediately prior to the Merger, and the separate corporate existence of MergerCorp shall cease. The offices and facilities of the Company immediately prior to the Merger shall be the offices and facilities of the Company following the Merger. At the Effective Time, all rights, title and interests to all assets of every kind and character owned by MergerCorp shall be allocated to and vested in the Company without reversion or impairment, without further act of deed and without any transfer of assignment, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of MergerCorp shall be allocated to and vested in the Company.

            (c) Conversion of Common Stock. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder:

      (1) Each share of Common Stock owned of record as of the Effective Time (as defined herein) by a Qualified Stockholder (as such term is defined in Section 1.02 hereof) who is not a Dissenting Stockholder (as such term is defined in Section 1.01(e) hereof) shall remain outstanding and continue at the Effective Time to represent one share of Common Stock; and

      (2) Each share of Common Stock owned of record as of the Effective Time by a stockholder of the Company who is not a Qualified Stockholder shall be canceled and converted into the right to receive $11.00 in cash payable in the form of a Company check.

            (d) Conversion of MergerCorp Stock. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, each share of MergerCorp Stock shall be, without any action on the part of the holder thereof, be canceled.

            (e) Options. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, the outstanding Options held by Qualified Stockholders shall remain outstanding, with such changes in their respective terms and conditions as are necessary and appropriate to comply with applicable Option plans and agreements. No other Options shall remain outstanding subsequent to the Merger.

            (f) Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, a stockholder of the Company ("Stockholder") who complies with the procedural requirements of the DGCL (a "Dissenting Stockholder") shall be entitled to receive the fair cash value of the Dissenting Stockholder's shares. In the event that a Stockholder fails to perfect, withdraws or otherwise loses such holder's dissenters' rights pursuant to the relevant provisions of the DGCL, the Stockholder shall be entitled only to receive the consideration specified in Section 1.01(c) of this Agreement.

            (g) Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be unaffected by the Merger and shall remain in effect thereafter, unless and until amended or repealed as provided by applicable law.


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            (h) Directors and Officers. The directors and officers of the
Company immediately prior to the Merger shall continue as the directors and officers of the Company following the Merger, and each of such persons shall continue to hold office in the manner provided in the Certificate of Incorporation and Bylaws of the Company, as in effect at that time, or as otherwise provided by law.

            (i) Stockholder Approval. This Agreement shall be submitted to a vote of (i) the Stockholders at a meeting duly called by the board of directors of the Company as soon as is practicable following the execution hereof and (ii) the sole stockholder of MergerCorp. Upon approval by the requisite vote of the Stockholders and the approval of the sole stockholder of MergerCorp, this Agreement shall be made effective in the manner provided in Section 1.05 hereof.

      1.02. Qualified Stockholder. Except as provided below and, as applicable, subject to the Tax Technical Corrections Act of 2005 or other federal legislation becoming law prior to the Effective Time, a "Qualified Stockholder" is a stockholder who: (i) either individually, or (A) with his or her spouse,
(B) with other family members that make an election under Section 1361(c)(1)(A) (a "Family Election") of the Internal Revenue Code of 1986, as amended ("Code"),
(C) through other co-ownership, (D) through an individual retirement account, or
(E) through an estate that makes a Family Election, owns of record or through the Family Election at least 10,000 shares of Common Stock, (ii) is eligible to be a stockholder of a corporation taxed pursuant to Subchapter S ("S Corporation") of the Code and executes and delivers to the Company a certificate of eligibility ("Certificate of Eligibility"), in the form provided by the Company, (iii) consents (along with his or her spouse, if any) to the election by the Company to be taxed as an S Corporation ("Subchapter S Election") by executing and delivering to the Company a Confirmed Internal Revenue Service Subchapter S Corporation Election Form 2553 ("Election Form"), in the form provided by the Company, and (iv) enters into (along with his or her spouse) and delivers to the Company a stockholders' agreement ("Stockholders' Agreement"), in the form provided by the Company. Members of a family making the Family Election may aggregate their shares in order to satisfy the 10,000 share ownership requirement and be treated as one Qualified Stockholder if each family member executes and delivers to the Company a tax election form representing that the election will be included in the tax returns of the family members making the Family Election ("Family Tax Election Form"), in the form provided by the Company.

      For the purposes of this Agreement and the determination of who is a Qualified Stockholder, the following limitations shall apply: If the record holder is a minor, he or she shall be deemed not to be a Qualified Stockholder. However, a minor may own shares beneficially through a trust, which may be deemed a Qualified Stockholder if it satisfies the terms and conditions of this Agreement. A trust described in section 1361(c)(2)(A)(ii) or (iii) of the Code shall be deemed not to be a Qualified Stockholder unless (i) the trust is a trust described in section 1361(c)(2)(A)(iv) of the Code and all beneficiaries of the trust qualify to make the Family Election or (ii) the trust is eligible to be a Stockholder of an S Corporation under a provision of the Code other than section 1361(c)(2)(A)(ii) or (iii) of the Code. A trust described in section 1361(c)(2)(A)(v) of the Code having more than two "potential current beneficiaries," as defined in section 1361(e)(2) of the Code, shall be deemed not to be a Qualified Stockholder.


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A stockholder shall be deemed not to be a Qualified Stockholder as to any shares of Common Stock that the Stockholder owns of record jointly with any person other than the Stockholder's spouse or another member of the Stockholder's family as defined in Section 1361(c)(1)(B) of the Code with respect to which an election is in effect under Section 1361(c)(1)(D) of the Code. Shares of Common Stock held in usufruct shall be deemed not to be owned by a Qualified
Stockholder unless the usufructuary would satisfy the requirements to be a Qualified Stockholder in the usufructary's own right; no naked owner who is a minor or is otherwise incompetent under law shall be eligible to enter into the Stockholders' Agreement; and each naked owner (along with his or her spouse, if any) shall execute and deliver to the Company a signature page to the Stockholders' Agreement. Shares of Common Stock held by a trust will be deemed not to be owned by a Qualified Stockholder unless (i) the trust, (ii) each person who is deemed an owner of the trust under the Code (and his or her spouse) and (iii) each beneficial owner of the trust (and his or her spouse) execute a signature page to the Stockholders' Agreement. All shares held in "street name" shall be deemed to be held by a Stockholder who is not a Qualified Stockholder.

      In the event that a Stockholder would satisfy the requirements to be a Qualified Stockholder, except for the fact that the Stockholder does not own of record at least 10,000 shares of Common Stock, for purposes of satisfying this
Agreement: (i) the Stockholder shall also be deemed to own all other shares that the Stockholder owns beneficially in a trust that satisfies the requirements to be a Qualified Stockholder (except for the ownership minimum); and (ii) the Stockholder shall also be allowed to aggregate the Stockholder's shares of Common Stock owned of record by other family members who execute and deliver the Family Tax Election Form.

      If the Tax Technical Corrections Act of 2005, or other federal legislation which expands the eligibility to be a Stockholder of an S Corporation, is enacted prior to the Effective Time, individual retirement accounts and estates that qualify for a Family Election, if then authorized, shall be Qualified Stockholders, and the Company may, but shall not be obligated to, include within the definition of a Qualified Stockholder under this Agreement any other category of Stockholder authorized by such legislation to be an eligible S Corporation Stockholder; provided however, that any such additional Qualified Stockholder shall have executed and delivered to the Company the applicable required docmentation.

      The Company shall have the sole authority to determine whether a Stockholder is a Qualified Stockholder, and that determination, after consultation with counsel, shall be final and binding.

      1.03. Exchange Procedures.

            (a) As soon as practicable after the Effective Time, the Company (acting as exchange agent) or such other exchange agent as may be appointed by the Company shall mail to each holder of record of one or more certificates which immediately prior to the Effective Time evidence outstanding shares of Common Stock ("Certificate(s)") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Company and which may contain such other terms as determined by the Company) and instructions for use in effecting the surrender of the


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Certificates in exchange for the cash consideration set forth in Section 1.01(c)
hereof or for certificates with the additional legends as provided thereof by the Stockholders' Agreement, as applicable.

            (b) Upon surrender of a Certificate for cancellation, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange thereof the cash consideration set forth in Section 1.01(c) hereof or certificates with the additional legends as provided therefor by the Stockholders' Agreement, as applicable.

            (c) The Company may withhold any amount otherwise due to a Stockholder pursuant to this Agreement or any future distribution with respect to Common Stock held by a Stockholder if such Stockholder fails to follow the exchange procedures set forth in this Agreement. No interest in respect of the cash consideration set forth in Section 1.01(c) or any other distribution will be paid or will accrue to holders of Certificates pursuant to the provisions of this Agreement or otherwise.

            (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company or the exchange agent, as applicable, may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Company or the exchange agent, as applicable, shall deliver in exchange for such lost, stolen or destroyed Certificate the cash consideration set forth in
Section 1.01(c) hereof or new Company certificates with the additional legends as provided therefor by the Stockholders' Agreement, as applicable.

            (e) Notwithstanding the foregoing, none of the Company, MergerCorp or any exchange agent shall be liable to any former Stockholder or holder of a Certificate for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

      1.04 Family Election. Treats members of a family as one Qualified Stockholder for purposes of determining the number of Qualified Stockholders. "Members of the family" shall mean the common ancestor, lineal descendants of the common ancestor, and spouses (or former spouses) of such lineal descendants or common ancestor. A common ancestor is an individual who is no more than six generations removed from the youngest generation of stockholders who otherwise would be members of the family. The Family Election can be made by any member of the family. Once made, the election remains in effect until such time it is revoked.

      1.05. Effective Time. The Merger will become effective in the manner set forth in the DGCL ("Effective Time").

      1.06. Closing. The closing of the transactions contemplated by this Agreement shall take place at such time and place as the parties may mutually agree.


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                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to MergerCorp as follows:

      2.01. Corporate Organization, Authorization, etc. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease. The Company has full corporate power and authority to enter into this Agreement and, subject to the requisite approval of its Stockholders, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company and, subject to such approval, is a valid and binding agreement of the Company in accordance with its terms, subject to laws relating to creditors' rights generally.

      2.02. Authorized and Outstanding Stock. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date hereof, 2,439,350 shares of Common Stock are issued and outstanding. As of the date hereof, no shares of Preferred Stock are issued and outstanding. There are no preemptive rights with respect to the Common Stock.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF MERGERCORP

      MergerCorp hereby represents and warrants to the Company that:

      3.01. Corporate Organization, Authorization, etc. At the Effective Time, MergerCorp shall be a corporation duly incorporated, validly existing and in a good standing under the laws of the State of Delaware and have full corporate power and authority to conduct its business as it is then being conducted and to own or lease the properties and assets it owns or holds under lease. MergerCorp has full corporate power to enter into this Agreement and, subject to the approval of its sole stockholder, to consummate the transactions completed herein. This Agreement has been duly executed and delivered by MergerCorp and, subject to such approval, is a valid and binding agreement of MergerCorp in accordance with its terms, subject to laws relating to creditors' rights generally.

      3.02. Authorized and Outstanding Stock. The authorized capital stock of MergerCorp consists of 100 shares of common stock, par value $0.01 per share. As of the Effective Time, one share of MergerCorp Stock shall be fully paid, validly issued and outstanding. There are no preemptive rights with respect to the MergerCorp Stock.


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                                   ARTICLE IV
               OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME

      4.01. Filing Requirements. MergerCorp and the Company will promptly comply with all filing requirements that federal, state or local law may impose on MergerCorp or the Company with respect to this Agreement and the transactions contemplated hereby.

      4.02. Stockholder Approval. Promptly following the execution of this Agreement, the Company and MergerCorp shall commence to take such actions as may be necessary to obtain requisite approvals of this Agreement by the Stockholders of the Company and the sole stockholder of MergerCorp, including, without limitation, the calling of a Stockholders' meeting and the preparation of proxy soliciting materials for a meeting of Stockholders to be held as soon as practicable.

      4.03. Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Each party shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

                                    ARTICLE V
                            CONDITIONS AND PRECEDENT

      5.01. Conditions to the Company's Obligations. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Company:

            (a) Representations and Warranties. The representations and warranties of MergerCorp set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) as of the Effective Time, as though made as of such time.

            (b) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Stockholders in accordance with applicable law.

            (c) Performance of Obligations of MergerCorp.. MergerCorp shall have performed all obligations and covenants required to be performed by it under this Agreement prior to the Effective Time.

            (d) Approvals and Consents. All approvals of applications to public authorities, federal, state or local, and all approvals of private persons, the granting of which is necessary for consummation of the Merger, for prevention of the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have material adverse effect on, the business, results of operations, prospects or financial condition of MergerCorp upon the consummation of the Merger, shall have been obtained, and all statutory waiting periods with respect thereto shall have expired. No approval obtained from any regulatory authority which is necessary to consummate the transactions contemplated hereby


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shall contain any term or condition which in the judgment of the Board of
Directors of the Company renders inadvisible the consummation of the Merger.

      5.02. Conditions to MergerCorp's Obligations. The obligations of MergerCorp to effect the Merger are subject to the satisfaction of the following conditions, unless waived by MergerCorp:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) as of the Effective Time, as though made as of such time.

            (b) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the sole stockholder of MergerCorp in accordance with applicable law.

            (c) Performance of Obligations of the Company. The Company shall have performed all obligations and covenants requested to be performed by it under this Agreement prior to the Effective Time.

            (d) Approvals and Consents. All approvals of applications to public authorities, federal, state or local, and all approvals of private persons, the granting of which is necessary for consummation of the Merger, for prevention of the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have a material adverse effect on, the business, results of operations, prospects or financial condition of the Company upon the consummation of the Merger, shall have been obtained, and all statutory waiting periods with respect thereto shall have expired.

                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT

      6.01. Right of Termination. Anything herein to the contrary notwithstanding, prior to the Effective Time, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the mutual consent in writing of the boards of directors of the Company and MergerCorp, whether before or after any action thereon by the Stockholders.

      6.02. Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE VI, the same shall be of no further force or effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of MergerCorp, the Company or any of the directors, officers, employees, or agents, or stockholders of either of them, except as to any liability for breach of any duty, representation, warranty or obligation under this Agreement arising prior to the date of termination.


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                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

      7.01. Amendment and Modification. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented by written agreement duly authorized by the boards of directors of MergerCorp and the Company at any time prior to the Effective Time; provided, however, that Stockholder approval shall be required for any modification or amendment that alters or changes the amount or kind of consideration to be received in exchange for or on conversion of all or part of the shares of Common Stock.

      7.02. Waiver of Compliance. Any failure of MergerCorp or the Company to comply with any obligation, covenant, agreement or condition herein may be expressly waived (to the extent permitted under applicable law) in writing by the President of MergerCorp or the Company, as the case may be; provided, however, that such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      7.03. Notice. All notices or communications required or permitted to be made hereunder shall be in writing, duly signed by the party giving such notice or communication and shall be by hand, by a nationally recognized overnight courier service, by registered or certified mail, postage prepaid, or by facsimile transmission, receipt confirmed, as follows (or at such other address for a party as shall be specified by like notice):

            (a) if given to MergerCorp, at the mailing address of MergerCorp set forth below:

                  FirstFed Merger Corporation
                  1630 Fourth Avenue North
                  Bessemer, Alabama 35020
                  Attention: B.K. Goodwin III
                  Chairman of the Board, President and Chief Executive Officer

            (b) if given to the Company, at the mailing address of the Company set forth below:

                  FirstFed Bancorp, Inc.
                  1630 Fourth Avenue North
                  Bessemer, Alabama 35020
                  Attention: B.K. Goodwin III
                  Chairman of the Board, President and Chief Executive Officer

            (c) if given to a stockholder of MergerCorp or the Company, at the address ser forth on the books and records of MergerCorp or the Company, respectively.

      Where this Agreement provides for notice in any manner, such notice may be waived in writing by the person entitled to received such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by holders shall be filed with


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the Secretary of MergerCorp or the Company, as applicable, but such notice shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

      All notices or communications shall be deemed delivered upon actual receipt thereof by the appropriate person if delivered by hand, upon the date of receipt confirming the delivery if transmitted by facsimile, upon the next business day following deposit with a nationally recognized overnight courier service, or upon the third succeeding business day following deposit in the United States mail.

      7.04. Severability. If any provision of this Agreement, or the application thereof, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid, illegal or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

      7.05. Attorneys' Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute, in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other cots and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

      7.06. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the respective parties hereto without the prior written consent of the other parties. No such assignment shall relieve MergerCorp or the Company of its obligations hereunder.

      7.07. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws rules or of any other state.

      7.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      7.09. Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement or any provision thereof.

      7.10. Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.


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This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered all as of the day and year first above written.

                                                FIRSTFED BANCORP, INC.


                                                By: ____________________________


                                                FIRSTFED MERGER CORPORATION


                                                By: ____________________________


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